Exhibit 10.19

FIRST AMENDMENT TO PERMITTING AND RECLAMATION PLAN SETTLEMENT
AGREEMENT FOR THE COMMONWEALTH OF VIRGINIA
THIS AMENDMENT (this “First Amendment”) is made and entered into this 23rd of October, 2017 (the “Effective Date”), by and among ANR, Inc. on behalf of itself and its affiliates, including Old ANR, LLC (f/k/a Alpha Natural Resources, Inc.) (collectively (“ANR”), Contura Energy, Inc. (“Contura”) and the Virginia Department of Mines, Minerals and Energy (the “Department” and collectively with ANR and Contura, the “Parties”);

WHEREAS, on August 3, 2015 (the "Petition Date"), Old ANR, LLC (f/k/a Alpha Natural Resources, Inc,) and certain of its subsidiaries (the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"), which cases are being jointly administered under case number 15‑33896 (KRH) (collectively, the "Chapter 11 Cases");
WHEREAS, on May 25, 2016, the Debtors filed the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession in the Chapter 11 Cases (as it may be modified, supplemented or amended, the "Plan"), the solicitation version of which is attached as Exhibit A to the Notice of Filing of Solicitation Versions of (A) Second Amended Joint Plan of Reorganization and (B) Related Second Amended Disclosure Statement (Docket No. 2594);
WHEREAS, the Department has issued certain permits to ANR (collectively, the "Virginia Permits") in connection with its operation and reclamation of certain mines and facilities (the "Twin Star Mining Complex") within the Commonwealth of Virginia (the "Commonwealth");
WHEREAS, on July 12, 2016, the Parties entered into a Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia (the “Settlement Agreement”) to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration in the Commonwealth on the Virginia Permits for the Twin Star Mining Complex;

WHEREAS, the Settlement Agreement requires ANR to establish and fund restricted cash accounts (“Restricted Cash Accounts”) for the purpose of ensuring the performance of the mine land reclamation and environmental restoration required by the Settlement Agreement;

WHEREAS, on July 12, 2016, the Parties and others also entered into a Reclamation Funding Agreement to provide certain funding for the reclamation, mitigation, water treatment and management work to be done on various permits including the Virginia Permits at the Twin Star Mining Complex (the “Prior Reclamation Funding Agreement”);

WHEREAS, ANR is in general compliance with, and is continuing to perform its ongoing reclamation obligations in accordance with, the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq. ("SMCRA"), its state analogues and other applicable mining and environmental related statutes and regulations (collectively with SMCRA, the "Mining Laws");
WHEREAS, attached hereto as Exhibit 1 is a schedule identifying each of the Virginia Permits, all of which relate to the Twin Star Mining Complex;
WHEREAS, ANR subsequently entered into an agreement to sell the assets of the Twin Star Mining Complex to a third-party buyer, CM Mining, LLC (“Purchaser”);

WHEREAS, after review of complete and appropriate permit transfer applications by the Purchaser, the Department has issued letters informing Purchaser of the amounts of bonds and fees due to effect permit transfer for some, but not all, of the Virginia Permits to the Purchaser; and

WHEREAS, the Parties desire to enter into this First Amendment (hereinafter, “Amended Settlement Agreement”) to define the terms and framework for funding and accomplishing mine land reclamation and associated environmental restoration in the Commonwealth after the Effective Date at the Twin Star Mining Complex operated under the Virginia Permits until the remaining Virginia Permits are either (i) transferred to the Purchaser, (ii) transferred to another third party, or (iii) fully reclaimed by ANR;
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan. In addition to the terms defined elsewhere in this Settlement Agreement, the terms below have the following meanings herein:
(a)    "Affiliate" means "affiliate," as such term is defined in section 101(2) of the Bankruptcy Code.
(b)    "Applicant/Violator System" means (i) the nationwide database maintained by OSMRE of mine applicants, permittees, operators, application and permit records, as well as unabated or uncorrected environmental violations pursuant to SMCRA or (ii) the analogous database maintained by the Department pursuant to the Virginia Surface Coal Mining and Reclamation Act.
(c)    ""Event of Default" has the meaning ascribed to it in Section 9(a) hereof.
(d)    "Financial Assurance" means a Surety Bond or any of the alternatives thereto provided for under Va. Code Ann. § 45.1-241.
(e)    "First Lien Lenders" has the meaning given such term in the Plan.
(f)    "Free Cash Flow" means cash generated by ANR in an amount equal to earnings before taxes, multiplied by an amount equal to one minus the tax rate applicable to ANR, plus an add-back of all depreciation and amortization expenses, plus or minus, as applicable, any decrease or increase to ANR’s net working capital, minus capital expenditures, measured for any Quarterly Period.
(g)    "Fully Reclaim," "Fully Reclaimed" or "Full Reclamation" means, as to any or all Virginia Permits, completion of reclamation as provided for under applicable Mining Laws.
(h)    ""Funding Threshold Amount" means the funded amount of the Restricted Cash Reclamation Account that is equal to 125% of the remaining Total Cost of Reclamation in Virginia.
(i)    Material Asset Sale" means a sale, in any single or related transaction, of Reorganized ANR assets, other than sales of coal in the ordinary course of business, generating $100,000 or more in net cash proceeds.
(j)    "OSMRE" means the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement.
(k)    "Quarterly Period" means a full calendar‑year quarter ending each March 31, June 30, September 30 and December 31; provided, however, that the first Quarterly Period after the Effective Date shall be deemed to run from the Effective Date through March 31.
(l)    "Prior Reclamation Funding Agreement" means the agreement, substantially in the form attached hereto as Exhibit 2, by and among ANR, Contura, and the appropriate regulatory agencies of each of the States of Illinois, Tennessee (as administered by OSMRE) and West Virginia and the Commonwealths of Kentucky and Virginia.
(m)    "Restricted Cash Accounts" means, collectively, the Restricted Cash Reclamation Account and the Water Treatment Restricted Cash Account.
(n)    "Restricted Cash Reclamation Account" means an interest bearing segregated deposit account in which the Department holds a first priority security interest, perfected by "control" under the Virginia Uniform Commercial Code into which funds are deposited pursuant to the terms of this Amended Settlement Agreement . For the avoidance of doubt, ANR may invest funds in the Restricted Cash Reclamation Account in overnight securities consistent with their cash management policy.
(o)    "Retained Bonds" means any reclamation bonds associated with the Virginia Permits, as existing on the date hereof.
(p)    "Surety Bond" means a corporate surety bond issued in accordance with Va. Code Ann. § 45.1-241.
(q)    "Third Party Beneficiaries" means the First Lien Lenders, their officers, directors, employees and advisors, and each of their Affiliates, successors and assigns.

(r)    “Total Cost of Reclamation" means the estimate of the total cost of reclamation, mitigation, and the calculated net present value of the cost of water treatment for the period of time specified by the Department’s standards for long‑term water treatment and management associated with the permits related to the Twin Star Mining Complex in Virginia held by ANR. For the avoidance of doubt, ANR’s proposed Total Cost of Reclamation for the Virginia Permits shall be reviewed by the Department for completeness and reasonableness of approach.
(s)    "Water Treatment Restricted Cash Account" has the meaning ascribed to it in the Reclamation Funding Agreement and in which the Department shall hold a first priority security interest, perfected by "control" under the Virginia Uniform Commercial Code. For the avoidance of doubt, ANR may invest funds in the Water Treatment Restricted Cash Account in overnight securities consistent with their cash management policy.
(t)    “Virginia Permits” means the permits issued by the Department where ANR is the current permittee.
2.Termination of Obligations Under Prior Reclamation Funding Agreement. Because the Prior Reclamation Funding Agreement requires, in relevant part, the funding of reclamation on the Virginia Permits in the Commonwealth of Virginia, and because it is anticipated that the Virginia Permits will be transferred to Purchaser, the obligations of the Parties under the Prior Reclamation Funding Agreement, as they relate to the Virginia Permits and the Commonwealth of Virginia, should be and are hereby terminated and replaced with the requirements set forth herein. The Parties will cooperate with the other parties to the Prior Reclamation Funding Agreement, including the Office of Surface Mining Reclamation and Enforcement, the Commonwealth of Kentucky, and the States of Illinois and West Virginia, to amend the Prior Reclamation Funding Agreement.
3.Continuation of Existing Bonds. All Retained Bonds shall remain in place until all Virginia Permits have transferred to the Purchaser.
4.Maintenance of the Restricted Cash Accounts.
(a)     The Restricted Cash Accounts previously established in accordance with the terms of the Settlement Agreement and the Prior Reclamation Funding Agreement, complete with deposit account control agreements in form and substance reasonably acceptable to the Department with respect to the establishment and use of the Restricted Cash Accounts, shall remain in place until the Virginia Permits have been transferred to the Purchaser.

(b)	Periodic Payments through December 2018. The Reorganized Debtors shall fund the Restricted Cash Accounts as follows:

(i)	ANR shall pay $34,000.00 per month into the Restricted Cash for each month through December 2018.

(ii)
All such payments shall be made in equal monthly installments. ANR shall make the first payment on or before October 31, 2017 and the remaining payments on or before the last day of each subsequent month.

(c)	Periodic Payments from January 2019 through December 2022

(i)
If ANR still holds any of the Virginia Permits on March 1, 2018, it shall meet with the Department within thirty days to revise the amount of the monthly installments such that the Funding Threshold Amount shall be met by December 31, 2022 through the deposit of equal monthly installment payments beginning July 31, 2018.

(ii)
The amount of the new monthly payments shall be determined by using ANR’s Total Cost of Reclamation for the Virginia Permits then held by ANR, then subtracting the amount of funds then deposited in the Restricted Cash Accounts and then dividing the result by 48; provided that the Department must have reviewed and approved the Total Cost of Reclamation provided by ANR.

(iii)
A preliminary Total Cost of Reclamation for Virginia was submitted by July 1, 2017 for review and comment. A final Total Cost of Reclamation shall be provided to Virginia for review and comment by March 1, 2018 for any Virginia Permit still held by ANR.

(iv)
The Parties shall meet on an annual basis to review the Total Cost of Reclamation and may adjust the monthly payments to reflect any changes in the Total Cost of Reclamation or extra deposits resulting from collateral returns or asset sales as discussed below.

(d)	Surety Collateral Returns.

(i)
Any collateral returned or received by ANR from or with respect to any surety bond issuer that has issued bonds for the Twin Star Mining Complex in Virginia will be paid into the Restricted Cash Reclamation Account for Virginia.

(ii)
To the extent any collateral returned or received by the ANR from or with respect to any surety bond issuer whose bonds relate to permits in multiple States, such collateral shall be contributed to the Restricted Cash Reclamation Accounts for Virginia in proportion to collateral released on account of other states.

(e)
In the event of a merger or sale of all or substantially all of the assets of ANR, then its obligations under this paragraph shall either (i) be accelerated and paid in full on a net present value basis into the Virginia Restricted Cash Reclamation Accounts or (ii) be assumed by the purchaser or surviving entity, before or at the closing of such transaction. For the avoidance of doubt, nothing in this Section shall:

(iii)	limit or interfere with the Department’s exercise of discretion with respect to approving any permit transfer or other required regulatory approval; or

(iv)
alter or affect the obligations of the ANR or any of its successors or assigns, as the case may be, to perform or complete reclamation, mitigation and water treatment of all of its or their respective permitted sites in accordance with any applicable law, consent decree or other agreement.

(f)
Except as may otherwise be agreed to by the Department and ANR, ANR shall deposit into the Restricted Cash Reclamation Account: (1) 50% of the net cash proceeds of any Material Asset Sale of the Virginia Permits or the Twin Star Complex with respect to which Material Asset Sale the net cash proceeds are $500,000 or more; and (2) 25% of the net cash proceeds of any Material Asset Sale of any Retained Asset or group of Retained Assets located in the Commonwealth with respect to which Material Asset Sale the net cash proceeds are at least $100,000 but less than $500,000. For the avoidance of doubt, all proceeds of Material Asset Sales relating to the Twin Star Complex shall be subject to this Section 4(b)(ii), whether such assets are located in the portion of the Twin Star Mining Complex that is located in the Commonwealth or the portion that is located in the State of West Virginia.

(g)	Funding of ANR’s Water Treatment Obligations Pursuant to the Water Treatment Stipulation

(i)
ANR will provide the Department (i) an annual summary of the expenditures on its water treatment associated with the Virginia Permits for the previous year, (ii) an explanation of any material deviance (greater than 20%) in such expenditures from the prior year and (iii) a certification of a senior executive officer that an amount sufficient to cover the water treatment costs expected to occur in the following year has been included in the budget for that year.

(ii)	ANR shall make payments in the following annual total amounts in equal quarterly installments on the first day of each calendar quarter beginning on January 1, 2018:

Year	Payment Dates	Aggregate Annual Payment Amount
2018	January 1, April 1, July 1, October 1	$375,000
2019	January 1, April 1, July 1, October 1	$280,000
2020	January 1, April 1, July 1, October 1	$280,000
2021	January 1, April 1, July 1, October 1	$280,000
2022	January 1, April 1, July 1, October 1	$280,000
2023	January 1, April 1, July 1, October 1	$280,000
Total		$1,775,000

(iii)
The amounts above reflect twenty percent of the amounts pledged under Prior Reclamation Agreement for 2018 and two times the actual expenditures on water treatment from July 1, 2016 to June 30, 2017. ANR will track their spending on water treatment in each State and submit a report to the Department and EPA by September 30 of each year detailing such expenditures for the period from July 1 to June 30 of the previous year.

(iv)
ANR will cooperate and work in good faith with each the Department to develop the minimum balance (the "Minimum Balance") that will be maintained in the Water Treatment Restricted Cash Account for Virginia. The Minimum Balance may be adjusted by agreement between the ANR and the Department on an annual basis; provided that, nothing herein requires ANR to designate more than the amounts it has actually contributed pursuant to the Prior Reclamation Funding Agreement and this Amended Settlement Agreement. ANR shall provide EPA with a copy of the written agreement that establishes the Minimum Balance for Virginia.

(v)
Funds in the Water Treatment Restricted Cash Accounts that are in excess of the Minimum Balance established for that account may be utilized to pay for water treatment expenses, water treatment system installations, and reclamation activities that benefit water quality. The use of funds for water treatment expenses, including, without limitation, funds expended on chemicals, utilities, pond cleaning, and maintenance of structures and systems, shall be included in the Semi-Annual Budget (as defined in the paragraph 5(d)(iii) of the Settlement Agreement) provided to the Department and EPA but shall not require the prior approval of the applicable Regulatory Agency or EPA. Any use of funds to install water treatment systems or to conduct reclamation activities that will benefit water quality shall be subject to the budgeting and approval provisions of the this Amended Settlement Agreement. EPA and the applicable Regulatory Authority shall have the right to audit all expenditures from the Water Treatment Restricted Cash Accounts.

(vi)	The Department shall have the right to audit the Restricted Cash Accounts at any time and, in each case, upon reasonable notice to ANR.
5.Virginia Reclamation Compliance.

(a)	Obligation to Complete Reclamation.

(i)
ANR hereby continues to acknowledge its obligations to Fully Reclaim all of the Virginia Permits that are not transferred to Purchaser in accordance with all applicable state and federal laws, without any limitation relating to the amounts included in or required to be deposited or paid into the Restricted Cash Reclamation Account or the amount of any of the Surety Bonds or other Financial Assurance issued pursuant to or in accordance with this Amended Settlement Agreement.

(ii)	Reclamation of any Virginia Permits not transferred to Purchaser shall be complete or current by the seventh anniversary of the Effective Date of the Settlement Agreement.

(b)	Reclamation Agreements.

(i)
ANR and the Department shall, for any permit not transferred to Purchaser as of the date hereof, or to Purchaser or other third-party hereafter, remain bound by any agreement (the "Reclamation Agreement"), previously entered into pursuant to the Settlement Agreement.

(c)	Use of Funds in Restricted Cash Accounts.

(i)
Subject to the terms and provisions of this Amended Settlement Agreement, unless and until the Department delivers a notice pursuant to Section 9(c)(ii) hereof, ANR may use funds contributed to the Restricted Cash Accounts in the performance of their obligations to complete reclamation, mitigation (to the extent required under Virginia Permits issued by the Department) and water treatment and management only within the Commonwealth and only in accordance with the Virginia Permits and any applicable Reclamation Agreements; provided, however, that ANR may use funds in the Restricted Cash Accounts for mitigation under section 404 of the Clean Water Act only if agreed to by the Department.

(ii)
Upon the Department's delivery of a notice pursuant to Section 9(b) hereof, ANR’s right to use funds in the Restricted Cash Accounts shall immediately cease without further action on the part of the Department, the funds then contained in the Restricted Cash Accounts shall be deemed to constitute a cash bond (as provided for under Va. Code Ann. § 45.1-241) with respect to ANR’s performance of its obligations to reclaim, and manage and treat water at the Twin Star Mining Complex and the Department shall be entitled to execute upon its collateral pledge of any amounts held in or payable into the Restricted Cash Accounts in accordance with Section 9(c)(iii) hereof.

(iii)
Upon written confirmation from the Department confirming the Full Reclamation of the Virginia Permits and the release of the associated bonds, or the transfer of all Virginia Permits to Purchaser, any remaining funds in the Restricted Cash Accounts shall be delivered to ANR.

(d)	Budgeting and Accounting for Reclamation and Water Treatment.

(i)
ANR shall continue to follow any approved budget and account for reclamation and water treatment on the Virginia Permits not transferred to Purchaser as of the date of this Amended Settlement Agreement.

(ii)
On or before December 1, 2017, ANR shall provide to the Department a budget (the "Semi-Annual Budget"), subject to approval by the Department, with respect to any reclamation, mitigation and water treatment and management to be performed using monies in the Restricted Cash Accounts during the period from January 1, 2018 through June 30, 2018. ANR shall revise and update the Semi‑Annual Budget for each ensuing six‑month period by no later than 30 days prior to the conclusion of the current period (or on such schedule as may otherwise be agreed upon by the ANR and the Department).

(iii)
ANR shall provide to the Department accountings of its actual‑to‑budgeted expenditures from the Restricted Cash Accounts within 30 days after the end of each Quarterly Period. Such accountings shall be certified as to their accuracy by a senior officer of “ANR.

(iv)
ANR shall meet with the Department on a quarterly basis: (1) to review reclamation and water treatment progress, the Long‑Term Budget and the current Semi‑Annual Budget; (2) to provide updates on reclamation and water treatment spending from the

Restricted Cash Accounts; and (3) to discuss other matters relevant to their obligations to fund such accounts.
6.Other Provisions on Bonding and Reclamation.
(a)    Full Cost Bonding. ANR shall continue to maintain full cost bonding with respect to any Virginia Permits not transferred to Purchaser.
(b)    Other Permit Revisions, Modifications and Amendments. ANR may submit applications for revisions, modifications or amendments to the Virginia Permits not transferred to Purchaser as ANR may determine to be desirable or necessary to amend the terms and conditions of any Virginia Permit or to facilitate bond reduction, bond release and/or efficient and cost effective completion of reclamation. Any applications for revision, modification or amendment of the Virginia Permits will be advertised in accordance with applicable regulatory requirements and otherwise comply with applicable regulatory requirements. ANR and the Department agree to respond to comments received on any such application on a timely basis. ANR and the Department agree to cooperate and work in good faith with each other such that such Virginia Permit revisions, modifications or amendments are processed in a timely manner to facilitate the completion of reclamation in a manner consistent with any applicable Reclamation Agreement and applicable state and federal law.
(c)    Administrative Fee. ANR shall pay out of the Restricted Cash Reclamation Account an administrative fee to the Department to provide for the oversight of the budgeting, accounting and settlement implementation activities of the Department in the amount of $20,000 per annum, and pro-rated for any partial year, until this Amended Settlement Agreement terminates.
(d)    Access to Rejected Leasehold Properties.
(i)    Consistent with the order authorizing, among other things, the rejection of certain unexpired leases (Docket No. 2239) (the "Rejection Order") and any similar order, ANR shall work with the lessors under rejected leases to obtain access to the applicable sites to complete reclamation or perform mitigation or water treatment (any such site, a "Rejected Lease Site").
(ii)    The failure to obtain access shall not excuse ANR from complying with its reclamation, mitigation and water treatment obligations under applicable law.

(e)    Consent Orders. ANR shall negotiate in good faith such consent orders as the Department shall deem necessary or appropriate to embody the terms of the Reclamation Agreement and this Amended Settlement Agreement.
7.Limitations on Certain Transactions.
(a)    Asset Sales. With respect to all Material Asset Sales of assets involving mining assets located in the Commonwealth or Virginia Permits, ANR shall provide reasonable notice of, and consult with the Department regarding, the proposed Material Asset Sale.
(b)    No Dividends. Until ANR has fulfilled its obligations to bond and fully fund reclamation, mitigation and water management and treatment in accordance with this Amended Settlement Agreement, ANR, Inc., Alpha Natural Resource Holdings, Inc., and any other issuer of equity interests distributed to creditors under the Plan, other than the Purchaser or any of its subsidiaries, shall not make any distributions on account of any of their equity interests; provided, however, that nothing herein shall prohibit ANR from making payments or otherwise satisfying their obligations pursuant to the Plan with respect to the Reorganized ANR Contingent Revenue Payment.
(c)    For the avoidance of doubt, nothing in Section 7(a) hereof shall: (i) limit or interfere with the Department's exercise of discretion with respect to any required regulatory approval; (ii) alter or affect the obligations of ANR or any of its successors or assigns, as the case may be, to perform or complete reclamation of all of its permitted sites in accordance with any applicable Reclamation Agreement, consent decrees and this Amended Settlement Agreement; or (iii) apply to the Sale Transaction.
8.Releases.
(a)    The Releases provided in the Settlement Agreement shall remain in full force and effect.
9.Events of Default.
(a)    Each of the following shall constitute an "Event of Default" ANR under this Amended Settlement Agreement:
(i)    The failure of the ANR to timely contribute any amounts required to be contributed to the Restricted Cash Accounts in accordance with the this Amended Settlement Agreement within ten days after the contribution is due in accordance with the terms of this Amended Settlement Agreement;
(ii)    The failure of ANR to timely comply with their obligations in accordance with any Reclamation Agreement or any consent order with the Department;

(iii)    ANR's actual expenditures from the Restricted Cash Accounts exceed their budgeted expenditures by the greater of 20% or $250,000 in the aggregate for any Quarterly Period; and
(iv)    ANR files a voluntary petition for relief under the Bankruptcy Code, or an involuntary petition is filed against ANR that is not dismissed within 60 days.
(b)    If an Event of Default occurs, the Department may provide notice to ANR of such Event of Default (the "Notice of Default"). ANR shall have until the date that is 30 days from the date of receipt of the Notice of Default (the "Cure Deadline") to cure any Event of Default arising pursuant to Section 9(a) hereof.
(c)    Upon the occurrence of an Event of Default and its continuation until after the Cure Deadline, the Department may:
(i)    terminate this Amended Settlement Agreement;
(ii)    deliver a notice of termination of the right to use cash in the Restricted Cash Accounts and require that such funds be delivered to the Department;
(iii)    draw down on any letter of credit or other collateral posted pursuant to this Amended Settlement Agreement, including without limitation any funds in the Restricted Cash Accounts;
(iv)    revoke any or all of ANR’s permits in the Commonwealth, including the Virginia Permits and forfeit the amount of any bonds therefor; and/or
(v)    take any other regulatory or enforcement action permitted by law.
(d)    The Department shall not be required upon the occurrence of an Event of Default to take any or all of the foregoing actions, and its failure to do so at any time shall not constitute a waiver on the part of the Department of any right to take any action upon the occurrence of any Event of Default.
(e)    The termination of this Amended Settlement Agreement shall have no effect on the obligations of ANR hereunder, the obligations of ANRto Fully Reclaim all of their permitted Mining Sites in accordance with the Virginia Permits and all applicable state and federal laws and otherwise comply with applicable state and federal laws, or any of the releases granted under paragraph 8 of the Amended Settlement Agreement.
(f)    Without limiting any other provision of this Amended Settlement Agreement, nothing in this Section 9 shall be deemed or construed to limit or otherwise affect the authority or ability of the Department to issue notices of violation or cessation orders, revoke any permit, forfeit any bond or take any other regulatory action against

ANR, the Purchaser or any other person or entity or in respect of any permits or mining sites in the Commonwealth, whether before, during or after the occurrence of an Event of Default or in the absence of an Event of Default.
(g)    An Event of Default by ANR of the type described in Section 9(a) shall not be construed to require the Purchaser or Contura to cure such defaults or otherwise make the Purchaser or Contura liable for such defaults.

10.
Settlement Agreement and the Plan. In the event of a conflict between the terms of this Amended Settlement Agreement and the Plan with respect to the terms hereof, this Amended Settlement Agreement shall control.

11.Covenants, Cooperation and Good Faith Efforts.
(a)    Reclamation Agreement, Plans and Budgets. ANR and the Department agree to cooperate and work in good faith with each other to negotiate develop the Long‑Term Budget and the Semi‑Annual Budgets for the Virginia Permits not transferred to Purchaser such that reclamation, mitigation, and water treatment work is sequenced and that all of the aforementioned activities are otherwise conducted in a manner that (i) protects the public health and safety, (ii) complies with state and federal law and (iii) properly manages the available financial resources to help ensure the cost-effective and timely completion of Full Reclamation and the release of all bonds associated with such Virginia Permits.
(b)    Use of Resources. ANR and the Department agree to work in good faith with each other to ensure that the reclamation, mitigation, and water treatment work with respect to the Virginia Permits not transferred to Purchaser is sequenced and otherwise conducted in a manner that maximizes the reclamation work that can be completed with the resources available.
(c)    Timely Reclamation. While ANR is performing the reclamation, mitigation, and water treatment obligations under the Virginia Permits not transferred to Purchaser in accordance with their time frames and provisions of any applicable Reclamation Agreements or consent orders, the Department shall take no action to forfeit the reclamation bonds relating to such Virginia Permits or issue any notice of noncompliance or cessation order based solely on a failure to undertake reclamation in a timely manner. For the avoidance of doubt, nothing herein affects the rights of the Department to take all enforcement actions consistent with applicable Commonwealth and federal law on any Virginia Permits for any other violation.
12.Incidental Permit Transfers and Phased Bond Releases.
(a)    Permit Transfers Incident to Restructuring Transactions. The Plan contemplates that the Debtors will modify the corporate form of certain of the Debtors and establish one or more new ultimate parent entities of the Debtors (collectively, the "Restructuring Transactions"). To the extent the Restructuring Transactions, as a technical matter, may require updates or modifications of the Virginia Permits that constitute permit transfers under applicable law, ANR and the Department agree to cooperate and work in good faith with each other to effectuate such updates, modifications or transfers upon ANR’s application therefor.
(b)    Phased Bond Releases. Upon submittal of appropriate replacement bonds to the Department, any corresponding reclamation bonds originally issued to the Debtors with respect to such Transferred Permits will be released in accordance with the standard permit procedures under applicable Commonwealth and federal law.
13.Third Party Beneficiaries. The Parties acknowledge and agree that the Third Party Beneficiaries are intended to be and hereby are acknowledged to be the sole third party beneficiaries of this Amended Settlement Agreement. The Parties acknowledge and agree that the Third Party Beneficiaries have no duty of performance under this Amended Settlement Agreement to any Party. Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, all of the provisions of this Amended Settlement Agreement expressly or impliedly inuring to the benefit of the Third Party Beneficiaries shall survive the expiration, termination or the supersession of this Amended Settlement Agreement, in each case for any reason, and shall remain fully effective for the benefit of the Third Party Beneficiaries and fully enforceable by the Third Party Beneficiaries against each Party notwithstanding such expiration, termination or superseding cause. The Parties acknowledge and agree that, except as explicitly set forth in this Section, nothing in this Amended Settlement Agreement is intended to benefit or create any right or cause of action in, or on behalf of, any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein).
14.Successors and Assigns. The provisions of this Amended Settlement Agreement shall be binding on the Parties and their successors and assigns, including any trustee appointed under the Bankruptcy Code and shall inure to the benefit of the Parties and their successors and assigns.
15.Entire Agreement. This Amended Settlement Agreement, together with all documents and other agreements referenced herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein or therein.
16.Governing Law. This Amended Settlement Agreement shall be governed by and construed under the laws of the Commonwealth without regard for the conflict of laws provisions thereof.
17.Authority and Validity. Each Party otherwise represents, warrants and acknowledges, as of the Effective Date that: (a) it has all the requisite authority (i) to execute and deliver this Amended Settlement Agreement and the other documents and instruments contemplated hereby, to which it is contemplated to be a party, (ii) to perform its obligations under this Amended Settlement Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and (iii) to consummate the transactions contemplated herein and therein; (b) such Party's execution and delivery of, and performance under, this Amended Settlement Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action, and no other action or proceeding is necessary to authorize and approve this Amended Settlement Agreement or the other documents and instruments contemplated hereby to which it is contemplated to be a party or any of the transactions contemplated herein or therein; (c) this Amended Settlement Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding agreement by it, enforceable against it in accordance with the terms of this Amended Settlement Agreement; and (d) the execution, delivery and performance by such Party (when such performance is due) of this Amended Settlement Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.
18.No Reliance. Each Party represents and warrants that in entering into this Amended Settlement Agreement it is relying on its own judgment, belief and knowledge and, as applicable, on that of any attorney it has retained to represent it in this matter. In entering into this Amended Settlement Agreement, no Party is relying on any representation or statement made by any other Party or any person representing such other Party.
19.Modification or Amendment. This Amended Settlement Agreement may be modified or amended only by written agreement executed by each of the Parties and, with regards to any provision impacting the First Lien Lenders or the First Lien Agent, the written consent of the First Lien Lenders or the First Lien Agent, as applicable.
20.Further Assurances. From and after the Effective Date, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as may reasonably be necessary from time to time to carry out the intent and purpose of this Amended Settlement Agreement and to consummate the transactions contemplated hereby and thereby.
21.Construction. This Amended Settlement Agreement has been drafted through a cooperative effort of all Parties, and none of the Parties shall be considered the drafter of this Settlement Agreement so as to give rise to any presumption of convention regarding construction of this document. All terms of this Amended Settlement Agreement were negotiated at arms'-length, and this Settlement Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the other. In the event of any inconsistency between the terms of this Amended Settlement Agreement and the Plan, the terms of this Amended Settlement Agreement shall govern.
22.Headings. Titles and headings in this Amended Settlement Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Amended Settlement Agreement.

23.Execution in Counterpart. This Amended Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Amended Settlement Agreement may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.
24.Severability. If any provision of this Amended Settlement Agreement is determined to be prohibited or unenforceable, then such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
(Remainder of Page Intentionally Blank; Signatures to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the date set forth above.

ANR INC., on behalf of itself and its affiliates	VIRGINIA DEPARTMENT OF MINES, MINERALS AND ENERGY

/s/ Andrew B. McCallister	/s/ John Warren
By: Andrew B. McCallister	By: /s/ John Warren
Its: Senior Vice President, General Counsel and Secretary	Its: Director

CONTURA ENERGY, INC.	OLD ANR, LLC (F/K/A ALPHA NATURAL RESOURCES, INC.)

/s/ Mark M. Manno	/s/ Andrew B. McCallister
By: Mark M. Manno	By: Andrew B. McCallister
Its: EVP, General Counsel, Secretary & CPO	Its: Senior Vice President, General Counsel and Secretary